Exhibit 8

DEBT EXTENSION AND CONVERSION AGREEMENT

THIS DEBT EXTENSION AND CONVERSION AGREEMENT (this “Agreement”) is dated as of March 3, 2021 by and between Strome Mezzanine Fund LP and Strome Alpha Fund LP (the “Participant”), and HEP Investments, LLC, a Nevada corporation (the “Lender”).

BACKGROUND

A. Zivo Bioscience, Inc., a Nevada corporation (“Borrower” or “Company”), is indebted to Lender pursuant to a Loan Agreement (as amended from time to time) and a Tenth Amended and Restated Senior Secured Convertible Promissory Note, in the face amount of up to $20,000,000.00. In connection therewith, the Borrower and its affiliates have delivered to Lender, without limitation, the Security Agreement, an IP Security Agreement, a Guaranty of Health Enhancement Corporation and HEPI Pharmaceuticals, Inc., a Security Agreement (Subsidiaries) and various patent assignments (each of the foregoing together with all such other loan, guarantee and collateral documents collectively, as amended and/or restated from time to time, the “Loan Documents”). All capitalized terms not defined in this Agreement shall have the same meaning as defined in one or more of the Loan Documents, as context dictates; and without limiting the generality of the foregoing, the term “Obligations” as used herein shall have the meaning set forth in that certain Security Agreement, dated as of December 1, 2011

B. Pursuant to a Participation Agreement dated July 21, 2017 and the First Amended and Restated Participation Agreement dated June 6, 2018, the Participant purchased a Participation in the Loan and Loan Documents for a total principal amount of $2,191,187, with an interest rate of eleven percent (11%) from the Lender. The Participant’s debt to the Lender is secured by a Security Agreement and other security documents as set forth in the Loan Agreements.

C. The Company believes that various features of its borrowing arrangement make the raising of capital from other sources more difficult, and that the conversion of a significant portion of the Convertible Notes will be required for the Company to raise needed capital from sources other than the Lender.

NOW, THEREFORE, the parties agree as follows:

1. Interest Rate of the Convertible Notes. The Participant hereby acknowledges that the interest rate of the Notes remains eleven percent (11%) per annum, and that Participant will not demand payment of the Notes prior to June 1, 2021.

2. Conversion of the Convertible Notes. The Participant hereby agrees that its Notes and related accrued interest shall be converted into shares of common stock of the Company at the conversion rate of $0.10 per share (on the terms and otherwise in accordance with the terms set forth in the Loan Documents (as defined in the Loan Agreement)) automatically and without any further action on the part of Participant upon, and concurrently with, the closing by the Company of the sale of at least $10 million in common shares to one or more third party investors (the “Capital Raise”).

3. Modification of Agreements. Upon the conversion of the Notes as provided above, Participant and the Lender agree to take all necessary and appropriate action to appropriately amend or terminate the various agreements pursuant to which the Notes were issued, including, if and only if all of the Notes are converted in the Capital Raise, all actions necessary to release any and all security interests held by Participant relating to the Company’s tangible or intangible assets.

4. Miscellaneous Provisions.

(a) Survival. The agreements, undertakings, representations, warranties, and obligations contained in this Agreement shall survive the consummation of all transactions contemplated by this Agreement, and this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

(b) Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

(c) Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

(d) Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of each party and its or his respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(e) Governing Law: Jurisdiction and Venue. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Michigan.

(f) Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the courts of Oakland County, Michigan, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE REDEEMED UNIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(h) Counterparts. This Agreement may be executed in any number of counterparts, and all of which taken together will constitute one instrument. The parties acknowledge that copies of this Agreement, including signatures to the Agreement, which are reproduced or transmitted via facsimile, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

(i) Amendments. This Agreement may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

(j) Entire Agreement. This Agreement, together with the other agreements contemplated hereby, constitutes the full and entire understanding and agreement among the parties with respect to the transactions contemplated in this Agreement, and supersede all prior representations, warranties, discussions, understandings or agreements relating thereto, all of which are hereby declared to be null and void and of no further force or effect.

EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT HE OR IT HAS HAD ADEQUATE OPPORTUNITY AND TIME TO READ AND REVIEW THIS AGREEMENT AND THE INSTRUMENTS AND AGREEMENTS REFERENCED HEREIN, TO CONSIDER THEIR EFFECT, AND TO HAVE THEM REVIEWED BY LEGAL COUNSEL. EACH PARTY IS, THEREFORE, KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PARTICIPANT:

/s/ Mark Strome
Strome Mezzanine Fund LP
Mark Strome, as President and CEO of Strome Investment Management LP, its general partner

/s/ Mark Strome
Strome Alpha Fund LP
Mark Strome, as President and CEO of Strome Investment Management LP, its general partner

LENDER:

/s/ Laith Yaldoo
Laith Yaldoo
Member
HEP Investments LLC

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